Exhibit 10.3

                   MEMORANDUM OF UNDERSTANDING (MOU) Between
               SiriCOMM, Inc. and Christenson Transportation Inc.


Overview. This MOU summarizes the general terms and conditions under which SiriCOMM, Inc. ("SiriCOMM") proposes to pursue a service agreement with Christenson Transportation, Inc. ("Christenson"). This document is intended as an interim understanding leading to negotiation of a definitive services agreement.

Transaction: The goal of the transaction is for SiriCOMM to provide Christenson with ongoing productivity software applications that are designed to improve the fleet's daily operational functions, reduce operating cost, increase employee productivity and enhance safety and security. Specific components of the proposed transaction include:

     1. Infrastructure. SiriCOMM will be responsible for the acquisition and installation of broadband data networks in locations such as truck stops, weigh stations, ports of entry, etc. SiriCOMM hot spots will be accessible to all Christenson users that are registered subscribers.

     2. Operations. SiriCOMM will be responsible for the activities of the Network Operations Center (NOC) to include 24/7 monitoring of service, network maintenance, and the customer service center.

     3. Services. SiriCOMM will provide BEACON software and one PDA for each subscriber. BEACON currently includes electronic (E) productivity software applications with signature capture where applicable; Freight Bill, Logs, Authorized Fuel Network, Driver employment application, Pay Settlements, Automated Check Call, one E-mail account, and access to the public Internet and Christenson's intranet.

     4. Services. SiriCOMM will provide PULSE, the company's remote vehicle diagnostics data and driver performance information tool available from the tractor's J1708 and/or J1939 data bus. The PULSE hardware requires installation on each tractor, which typically requires less than 30 minutes.

     5. Additional Services. SiriCOMM will install and maintain two wireless networks at Christenson locations, Springfield, MO facility and the Nashville, TN facility. Christenson will provide appropriate space for the satellite dish, access points and server as well as 110 volt 20 amp power source, and reasonable access to the facilities for authorized service personnel.

     6. Additional Services. SiriCOMM will provide "Train The Trainers" curriculum as well as appropriate materials.

Consideration: SiriCOMM will provide the Beacon and Pulse products and services listed above to Christenson for a 36-month (3-year) term agreement. Christenson will pay SiriCOMM $49.95 each month for each registered subscriber for the term of the agreement.

     1. The PULSE hardware cost should not exceed $200:00 for each tractor and installation cost will vary depending on where the unit is installed. SiriCOMM anticipates the actual price per unit will be less than

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          $200.00 and will pass that savings on to Christenson. Christenson maintains ownership of the equipment and may remove and reinstall into another tractor at the company's discretion.

     2. In consideration of Christenson's participation in a "beta test", SiriCOMM will afford the following concessions and/or advantages:

          a. Network installation at Christenson's Springfield, MO and Nashville, TN locations at SiriCOMM's expense.
          b.   SiriCOMM will waive the $25.00 for each subscriber set up fee.
          c. SiriCOMM will waive monthly recurring subscription fees until such time that the company has 250 wireless network locations installed and operational.
          d. Monthly recurring subscription fees commence immediately following the installation of the 250' network location. Christenson will pay SiriCOMM a monthly fee of $49.95 each month for each subscriber providing services to Christenson with approximately subscribers for the remainder of the term agreement. The appropriate taxes will apply.

     3. Optional Services. SiriCOMM is a strategic partner of Idling Solutions Inc. and will offer Christenson an idling solution to help to preserve the environment, improve driver's environment, and reduce fuel cost and maintenance cost

     4. Optional Services. Individual nationwide dial-up Internet access will be available to subscribers that are associated with Christenson for $7.95 each month for each subscriber plus appropriate taxes.

     5. Future services. SiriCOMM will continue to develop new products and services and will make available to Christenson the opportunity to be one of first fleets to test the products/services. A current example is global positioning (GPS) data points combined with the Pulse product offering.

     6. SiriCOMM would ask Christenson to consider participating in a Steering Team. The Steering Team purpose is to meet on a set schedule to review the status and direction of the Parties' relationship, the success of products, product development, and any issues or concerns of either Party regarding the matters that are the subject of this agreement. All details regarding time, the Steering Team shall decide manner, place and agenda for such meetings.

     7. Christenson and SiriCOMM agree to enter into a Hyperlink Agreement as may be agreed through good faith negotiations of the Parties through which Christenson will provide on its Website a link to SiriCOMM's Website and SiriCOMM will' provide on its Website a link to Christensen's Website.

     8. Christenson agrees to participate as a reference and in "testimonial interviews" to be presented in SiriCOMM's marketing literature.

Other Provisions.

     1. Default. SiriCOMM will utilize "best practices" to minimize customer services issues that require Christenson employee intervention. 2. Term. Initial term of the agreement will be 36-months Either party upon 90days written notice of default may terminate the agreement unless reason for default has been cured within 30-days of written notice.

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     3.   Payment. SiriCOMM's preferred payment method is to have the funds wire transferred to SiriCOMM's account however a check is acceptable. Payment should be recorded and the transaction complete by the first day of each month.

     4. Good Faith. Christenson and SiriCOMM will proceed in good faith to exercise a final agreement within 30-days of SiriCOMM's completion of initial network installation at Christenson's locations.

     5. Proprietary Information. SiriCOMM and Christenson shall protect and keep confidential any and all Proprietary Information of the other Party embodied in any information including but not limited to confidential, proprietary and trade secret, technical information, technical and business plans, proposed products, marketing and sales reports, and rebates and pricing terms relative to this agreement.

     6. Indemnification. Standard mutual indemnification language will be inserted into the final agreement.

     7. Assignment. Reasonable assignment/successor language will be inserted into the final agreement.

     8. Special Consideration. SiriCOMM will offer to Christenson an early tester and/or adoption option when testing and/or deploying new technology to include hardware and software.

     9. Hot Spot Best Practices. SiriCOMM has developed documentation for multiple 802.11 providers within one facility. This document appropriately named "Hot Spot Best Practices" will assist users if accessing the desired network becomes an issue. Each user will receive an appropriate copy to reference for assistance if necessary. As well, online directions will be available in SiriCOMM's "help" section.

This MOU is a unique offering to Christenson and all terms and conditions must remain confidential between the parties.

This MOU constitutes the entire agreement of the parties and supersedes all prior proposals and agreements relating to the subject matter. Each party represents to the other that the person signing this MOU on its behalf is duly and fully authorized to bind such party to all of its obligations herein.

ACCEPTED AND AGREED TO THIS 6 DAY OF MAY, 2004

SiriCOMM, Inc.                               Christenson Transportation, Inc.

Signature: /s/ David N. Mendez               Signature /s/ Donald E. Christenson
Name: David N. Mendez                        Name Donald E. Christenson
Title: Executive Vice President              Title President